UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FIRST M&F CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Mississippi
(State or Other Jurisdiction of Incorporation or Organization)

64-0636653
(I.R.S. Employer Identification Number)

134 West Washington Street
Kosciusko, Mississippi 39090
(662) 289-5121
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

John G. Copeland
Chief Financial Officer
134 West Washington Street
Kosciusko, Mississippi 39090
(662) 289-5121
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy To:
J. Andrew Gipson
Jones, Walker, Waechter, Poitevent, Carrere, and Dengre, LLP
190 E. Capitol Street, Suite 800
Jackson, Mississippi 39201
(601) 949-4789

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

i

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☐      Smaller reporting company ☒

(Do not check if a smaller reporting company)

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Warrant to purchase Common Stock	(1)	(2)	(2)	(2)
Common Stock underlying the Warrant (3)	513,113	$4.90 (4)	$2,514,254 (4)	$288.13
Common Stock (3)	37,800,000	$4.90 (4)	$185,220,000 (4)	$21,226.21
Total				$21,514.34

(1)	Estimated solely for purposes of calculating the registration fee.
(2)	Pursuant to Rule 457(g) under the Securities Act, there is no fee payable with respect to the warrant.
(3)
In addition to the 513,113 shares of common stock issuable upon exercise of the warrant, and the 37,800,000 shares of common stock issuable by First M&F, such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, are also being registered hereunder pursuant to Rule 416.

(4)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices of our common stock as reported on the Nasdaq Global Select Market on April 2, 2012, which was $4.90 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 3, 2012

FIRST M&F CORPORATION
134 West Washington Street
Kosciusko, Mississippi 39090
(662) 289-5121

Warrant to Purchase Common Stock
Common Stock

On September 29, 2010, as part of the TARP CDCI, we entered into a Letter Agreement with the Treasury Department, pursuant to which we exchanged 30,000 shares of a new series of Fixed Rate Cumulative Perpetual Preferred Stock, Class B Nonvoting, Series CD for 30,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Class B Non-Voting, Series A.  As a result of the exchange, we are no longer participating in the TARP Capital Purchase Program being administered by the Treasury Department and we are now participating in the Treasury Department’s TARP Community Development Capital Initiative.   In connection with the original TARP Capital Purchase Program transaction, we issued to the United States Department of the Treasury a warrant (which we refer to as the Warrant) to purchase 513,113 shares of our common stock.  The Warrant remains outstanding and was previously registered pursuant to shelf registration on Form S-3 declared effective April 7, 2009 (File 333-158123).  The previous registration is set to expire on April 7, 2012; therefore this registration statement is being filed in accordance with Securities Act Rule 415(a)(6).

Pursuant to a registration rights agreement, we have agreed to file the shelf registration statement of which this prospectus is part, permitting the resale of the Warrant and the common stock issuable upon the exercise of the Warrant.  The Designated Preferred is not eligible for shelf registration at this time.

The selling securityholder identified in this prospectus may offer from time to time all or any portion of the Warrant and up to 513,113 shares of common stock issuable upon exercise of the Warrant.  In addition, First M&F may sell the Common Stock described in this prospectus in one or more offerings up to a total amount of 37,800,000 shares of Common Stock.  The Warrant, the shares of Common Stock issuable upon exercise of the Warrant, and Common Stock offered by First M&F may be offered in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 14 for more information on the methods of sale.

This prospectus covers resales by the selling securityholder of the Warrant and the shares of common stock issuable upon exercise of the Warrant. We will not receive any of the proceeds from the sale by the selling securityholder of the Warrant and the shares of common stock issuable upon exercise of the Warrant.

This prospectus also covers sales by First M&F of the Common Stock described in this prospectus in one or more offerings up to a total amount of 37,800,000 shares.  With respect to First M&F’s sale of the Common Stock, unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the offered securities will be used as described under “Use of Proceeds” on page 6 below.

First M&F Corporation common stock is listed on the NASDAQ Global Select Market  under the symbol “FMFC”. On April 2, 2012, the last reported sale price of First M&F Corporation common stock on the NASDAQ Global Select Market was $4.99 per share.

If the selling securityholder or we sell our securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

Investing in our securities involves risks. You should read this entire prospectus and any applicable prospectus supplement carefully before you make your investment decision. Please carefully consider the “Risk Factors” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 3, 2012.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION BY REFERENCE	2
STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES	7
DESCRIPTION OF COMMON STOCK	7
DESCRIPTION OF WARRANT	11
SELLING SECURITYHOLDER	13
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	15
EXPERTS	15

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the  shelf registration statement, the selling securityholder may, from time to time,  sell the offered securities described in this prospectus in one or more  offerings. We will not receive any proceeds from the resale by such selling  securityholder of the offered securities described in this prospectus.  In addition, under the shelf registration statement, First M&F may offer from time to time the Common Stock described in this prospectus in one or more offerings up to a total amount of 37,800,000 shares.

Additionally, we may provide a prospectus supplement that will contain specific  information about the terms of a particular offering by one or more selling  securityholders. We may also provide a prospectus supplement to add, update or  change information contained in this prospectus.

This prospectus and any accompanying prospectus supplement do not contain all of  the information included in the shelf registration statement. We have omitted  parts of the shelf registration statement in accordance with the rules and  regulations of the SEC. For further information, we refer you to the shelf  registration statement on Form S-3 of which this prospectus is a part, including  its exhibits. Statements contained in this prospectus and any accompanying  prospectus supplement about the provisions or contents of any agreement or other  document are not necessarily complete. If the SEC rules and regulations require  that an agreement or document be filed as an exhibit to the shelf registration  statement, please see that agreement or document for a complete description of  these matters.

You should rely only on the information contained or incorporated by reference  in this prospectus and any prospectus supplement. We have not authorized anyone  to provide you with any other information. If you receive any other information,  you should not rely on it. No offer to sell these securities is being made in  any jurisdiction where the offer or sale is not permitted. You should not assume  that the information contained in this prospectus and, if applicable, any  prospectus supplement or any document incorporated by reference in this  prospectus or any prospectus supplement, is accurate as of any date other than  the date on the front cover of this prospectus or on the front cover of the  applicable prospectus supplement or documents or as specifically indicated in  the document. Our business, financial condition, results of operations and  prospects may have changed since that date.

You should read both this prospectus and any prospectus supplement together with  the additional information described under the caption “Where You Can Find More  Information” in this prospectus.

In this prospectus, “First M&F,” “we,” “our,” “ours,” and “us” refer to  FIRST M&F CORPORATION, which is a one-bank holding company headquartered in  Kosciusko, Mississippi, and its subsidiaries on a consolidated basis, unless the  context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed  with the SEC. Certain information in the registration statement has been omitted  from this prospectus in accordance with the rules of the SEC. We are a public  company and file proxy statements and annual, quarterly and current reports and  other information with the SEC. The registration statement, such reports and  other information can be inspected and copied at the Public Reference Room of  the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such  materials, including copies of all or any portion of the registration statement,  can be obtained from the Public Reference Room of the SEC at prescribed rates.  You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of  the Public Reference Room. Such materials may also be accessed electronically by  means of the SEC’s home page on the Internet (www.sec.gov).

INCORPORATION OF INFORMATION BY REFERENCE

We incorporate into this prospectus information contained in documents which we  file with the Securities and Exchange Commission. We are disclosing important  information to you by referring you to those documents. The information which we  incorporate by reference is an important part of this prospectus, and certain  information that we file later with the SEC will automatically update and  supersede this information. We incorporate by reference the documents listed  below, and any future filings we make with the SEC under Section 13(a), 13(c),  14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange  Act”):

•	annual report on Form 10-K for the year ended December 31, 2011, filed on March 14, 2012;

•	current report on Form 8-K, filed on April 2, 2012; and

•	the description of our common stock in our registration of the common stock under Section 12 of the Exchange Act.

You may access our annual report on Form 10-K, quarterly reports on Form 10-Q,  current reports on Form 8-K and amendments to any of these reports, free of  charge on the SEC’s website. Information contained on, or that can be accessed  through, our website is not part of this prospectus.

In addition, we will furnish without charge to you, on written or oral request,  a copy of any or all of the documents incorporated by reference, other than  exhibits to those documents. You should direct any requests for documents to  Corporate Secretary, FIRST M&F CORPORATION, 134 W. Washington Street, Kosciusko,  Mississippi 39090, or call (662) 289-5121.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated  herein are not statements of historical fact and constitute forward-looking  statements within the meaning of the Private Securities Litigation Reform Act of  1995.  You can identify forward-looking statements by words such as “may,”  “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,”  “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the  negative of those terms or other words of similar meaning. You should read  statements that contain these words carefully because they discuss our future  expectations or state other “forward-looking” information. These forward-looking  statements include, but are not limited to, statements relating to anticipated  future operating and financial performance measures, including net interest  margin, credit quality, business initiatives, growth opportunities and growth  rates, among other things and encompass any estimate, prediction, expectation,  projection, opinion, anticipation, outlook or statement of belief included  therein as well as the management assumptions underlying these forward-looking  statements.  Before you invest in our securities, you should be aware that the  occurrence of the events described under the caption “Risk Factors” beginning on page 4 of this prospectus and in the information incorporated by reference, could have an adverse effect on our business, results of operations and  financial condition.  Should one or more of these risks materialize, or should  any such underlying assumptions prove to be significantly different, actual  results may vary significantly from those anticipated, estimated, projected or  expected.

Risks that could cause actual results to differ materially from current  expectations of Management include, but are not limited to, changes in the level  of nonperforming assets and charge-offs, local, state and national economic and  market conditions, including the extent and duration of the current volatility  in the credit and financial markets, changes in our ability to measure the fair  value of assets in our portfolio, material changes in the level and/or  volatility of market interest rates, the performance and demand for the products  and services we offer, including the level and timing of withdrawals from our  deposit accounts, the costs and effects of litigation and of unexpected or  adverse outcomes in such litigation, our ability to attract non-interest bearing  deposits and other low-cost funds, competition in loan and deposit pricing, as  well as the entry of new competitors into our markets through de novo expansion  and acquisitions, economic conditions and monetary and other governmental  actions designed to address the level and volatility of interest rates and the  volatility of securities, currency and other markets, the enactment of  legislation and changes in existing regulations, or enforcement practices, or  the adoption of new regulations, changes in accounting standards and practices,  including changes in the interpretation of existing standards, that affect our  consolidated financial statements, changes in consumer spending, borrowings and  savings habits, technological changes, changes in the financial performance or  condition of First M&F’s borrowers, changes in First M&F’s ability to control  expenses, changes in First M&F’s compensation and benefit plans, greater than  expected costs or difficulties related to the integration of new products and  lines of business, natural disasters, acts of war or terrorism and other risks  described in First M&F’s filings with the Securities and Exchange Commission.

Although Management believes that the expectations reflected in such  forward-looking statements are reasonable, it can give no assurance that such  expectations will prove to be correct. First M&F undertakes no obligation to  update or revise any of this information, whether as the result of new  information, future events or developments or otherwise.

RISK FACTORS

The Company faces various risks that are inherent to our business such as credit, legal, market, operational, liquidity and regulatory risks. The following factors could affect the performance and operating results of the Company and its subsidiary.

The Company may be vulnerable to economic uncertainty.

•
The Company owns $36.952 million in foreclosed other real estate properties. The ability of the Company to dispose of other real estate without incurring severe losses depends on the strength of the economy and especially the strength and liquidity of the real estate market. If the economy remains weak, the Company may not be able to sell some properties. A lack of sales of properties may prompt further write-downs in their values as they become stagnant and less marketable. An inability to sell foreclosed properties also impacts liquidity through a lack of positive cash flows. If properties take longer than expected to sell or become difficult to market, expenses related to the maintenance of those properties may continue or possibly increase.

•
The credit quality of the loan portfolio depends on a strengthened economy, as the primary source of repayment for many loans is sales revenue. If the economy stagnates, then customers will have to turn to secondary sources of repayment which may be limited. This could lead to additional loan impairments and possible increases in loan charge-offs.

•
The Company has a 58% concentration of commercial real estate loans in the loan portfolio. These loans are vulnerable to fluctuations and economic disruptions in the real estate-related sectors of the economy. Also included in the commercial real estate loan portfolio, representing 2.17% of the Company’s loan portfolio, is a group of predominately out-of-market purchased loan participations secured by church properties. The Company is vulnerable to economic or social events that could hurt the cash flows of the underlying church organizations.

•
Within the commercial loan portfolio the Company has a group of asset-based loans, some of which are outside of the Company’s banking markets, representing 3.77% of the Company’s loan portfolio. These loans are secured primarily by inventory and accounts receivable, are dependent on daily sales and accounts receivable collections, and require significant monitoring by the asset-based lending staff. Deterioration in economic conditions could significantly affect the collateral cash flows and result in impairments on these loans.

The Company is exposed to fluctuations in interest rates.

•	Deposits generally reprice faster than loans. If interest rates increase significantly the Company may be vulnerable to interest expenses rising faster than interest revenues.

•
Another effect of rising interest rates is that fixed income securities will decrease in value. This could limit the Company’s ability to raise cash through investment security sales without incurring losses.

•	Increased interest rates may also slow down mortgage origination volumes, as mortgages become less affordable, resulting in lower noninterest revenues from mortgage activities.

The Company is subject to various litigation risks.

•	Unfavorable judgments in ongoing litigation may result in additional expenses.

Weather-related and other natural disasters could affect the Company’s ability to operate as well as the revenues of the insurance agencies.

•	Natural disasters could interrupt the ability of the Company to conduct business and could restrict our customers’ ability to generate cash flows, causing loan losses and losses of revenues.

•
Unanticipated catastrophic events could result in unusual loss claims that would reduce or eliminate the profit sharing revenues of the insurance agencies. Such claims may also affect the availability of insurance products for certain classes of customers, thereby reducing commission revenues available to the agencies.

The Company is subject to competition from various sources.

•	Unforeseen new competition from outside the traditional financial services industry could constrain the Company’s ability to price its products profitably.

The Company may terminate its pension plan within the next five to seven years.

•
Investments in the portfolio of the Company’s pension plan may not provide adequate returns to fund plan termination obligations, thus causing higher annual plan expenses and requiring additional contributions by the Company.

The Company relies on the financial markets to provide needed capital.

•
The Company’s stock is listed and traded on the NASDAQ Global Select Market. The Company depends on the liquidity of the NASDAQ Global Select Market to raise equity capital. If the market should fail to operate, the Company may be severely constrained in raising capital.

•
Due to its net operating losses and concentrations in real estate-related assets, the Company may not be financially attractive to investors.  This could prevent the Company from being able to raise additional capital if needed.

•
The Company has analyst coverage, and therefore, downgrades in the Company’s prospects by an analyst may cause the Company’s stock price to fall and prevent the Company from being able to access the markets for additional capital.

The Company is subject to regulation by various entities.

•
The Company is subject to the regulations of the Securities Exchange Commission (SEC), the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Mississippi Department of Banking and Consumer Finance, and the Mississippi Department of Insurance. New regulations issued by these agencies may adversely affect the Company’s ability to carry on its business activities.

•
The Company is subject to Federal and state laws and regulations such as labor, tax and environmental laws and regulations. Changes in these laws and regulations may adversely affect the Company’s operations or result in unanticipated penalties or other costs.

•
The Company is subject to the accounting rules and regulations of the SEC and the Financial Accounting Standards Board. The Company may become subject to accounting rules that adversely affect the reported financial position or results of operations of the Company, or that require extraordinary efforts and additional costs to implement.

 The Company was certified in 2010 as a Community Development Financial Institution (CDFI) and participates in the U.S. Treasury’s Community Development Capital Initiative (CDCI) Program.

•
In 2010 the Company redeemed its $30 million in preferred stock issued under the Capital Purchase Program (CPP) with $30 million in preferred stock issued under the CDCI program. Participation in this program constrains the Company’s ability to raise dividends and repurchase equity securities and also places certain constraints on executive compensation arrangements. The new funding, which carries a 2% dividend rate, takes the place of the CPP funding which provided assurance that the Company can maintain its minimum regulatory capital ratios in the face of possible future credit-related losses. The Company will have to repay these funds by raising capital within the next seven years to keep its dividend costs from increasing to 9% per annum.

•
The rules that govern the CDCI include restrictions on certain compensation to executive officers and a number of others in the Company. Among other things, these rules preclude golden parachute payments, include prohibitions on providing tax gross-ups and include bonus claw-back provisions. It is possible that compensation restrictions imposed by the CDCI and the American Reinvestment and Recovery Act of 2009 could impede our ability to attract and retain qualified executive officers.

•
Our participation in the CDCI limits our annual dividend to no more than $.04 per share as long as the CDCI preferred stock remains outstanding and up until the eighth anniversary date of its issuance. Beginning on the eighth anniversary date and as long as the CDCI preferred stock is outstanding, the Company may not pay a corporate dividend without the consent of the Treasury Department. Our ability to repurchase our common stock is also restricted.

•
The Company must be re-certified as a CDFI every three years by the Community Development Financial Institution Fund of the U.S. Treasury Department. In the event that the Company is not re-certified, and continues to be uncertified for 180 days, the dividend rate shall increase to 5%. If the Company continues to be uncertified for an additional 90 days, then the dividend rate shall increase to 9% until the Company becomes certified, at which time the dividend rate shall revert to its original 2% per annum.

The Company is operating under an informal MOU entered into with the Federal Reserve Bank of St. Louis (the “Federal Reserve”) in November 2009.

•
The Company must receive prior approval from the Federal Reserve to pay dividends on its common stock, to pay interest on outstanding trust preferred securities, to pay dividends on the CDCI preferred stock and to incur any additional debt. If the Company does not produce adequate financial performance then it is at risk of losing approval to make one or more of these payments or to obtain new borrowings. The loss of any of these permissions would subject the Company to much regulatory scrutiny and also impede its ability to obtain funding in the capital market.

The Company incurred $38.353 million in Federal net operating losses (NOLs) and $34.371 million in Mississippi NOLs in 2009. Approximately $23.653 million of Federal and $15.366 million of Mississippi NOLs were carried back to 2007 and 2008.  The Company incurred $4.321 million in Federal and $4.707 million in Mississippi NOLs in 2010.

•
The Company has 20 years to generate net taxable earnings sufficient to absorb the $19.021 million in Federal and $23.712 million in Mississippi NOLs remaining after the 2009 carrybacks and 2010 NOLs. If the Company cannot generate sufficient taxable earnings, then the NOLs will be lost.

The Company depends on information technology and telecommunications networks to sustain the information needs of the Company and its customers.

•
A disruption in the telecommunications network could interrupt the Company’s business for an unforeseeable amount of time in that it depends on these networks, which are outside of its control, to communicate information with its customers.

•
Hackers and others beyond the Company’s control could disrupt the Company’s information systems. Natural disasters, fires or electrical disasters could disrupt the Company’s information systems for an unforeseen time until its disaster recovery system could be initiated.

The Company is subject to certain debt covenants related to its borrowings from a correspondent bank.

•
If the Company does not meet certain covenants related to capital ratios and asset quality, then it is considered technically in default unless it receives a waiver from the correspondent bank. If the Company were to technically default under the covenants and not receive the waiver then it would be subject to immediate repayment of the debt, potential regulatory scrutiny, the possible loss of financial reputation and negative financial repercussion arising from its inability to perform up to the level of the covenants.

The Standard & Poor’s downgrade in the U.S. government’s sovereign credit rating, and in the credit ratings of instruments issued, insured or guaranteed by certain related institutions, agencies and instrumentalities, could result in risks to the Company and general economic conditions that we are not able to predict.

•
On August 5, 2011, Standard & Poor’s downgraded the United States long-term debt rating from its AAA rating to AA+. On August 8, 2011, Standard & Poor’s downgraded the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other U.S. government agencies linked to long-term U.S. debt. Although these downgrades did not have a significant effect on the Company’s operations, any future additional downgrades could have a significant effect on the value of the Company’s U.S. government-related investments and on lending and other programs that are dependent on the credit standing of the U.S. government.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant or the shares of common stock for which the Warrant is exercisable offered by this prospectus or any accompanying prospectus supplement. See “Selling Securityholder” below.

First M&F may sell the Common Stock described in this prospectus in one or more offerings up to a total amount of 37,800,000 shares.  With respect to our sale of the Common Stock, unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the offered securities will be added to our general funds and may be used to:

•	redeem or repurchase outstanding securities, including but not limited to the Designated Preferred, the Warrant, and Common Stock underlying the Warrant;

•	repay outstanding debt;

•	finance acquisitions of companies and other assets; and

•	provide working capital.

We may conduct concurrent or additional financings at any time.  Pending such uses, we may invest the net proceeds in short term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

	Years Ended
	2011	2010	2009	2008	2007
Excluding Interest on Deposits	2.28	1.68	NM(3)	.91(1)	2.82

Including Interest on Deposits	1.30	1.18	NM(4)	0.98(2)	1.44

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing our ratio of earnings to fixed charges, earnings consist of net income before extraordinary items plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements and other interest expense (other than on deposits). Fixed charges, including interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements and all other interest expense.

_______________________________________
(1) During the fiscal year ended December 31, 2008, earnings were insufficient to cover fixed charges and preferred stock dividends (excluding interest on deposits) by $891,000.
(2) During the fiscal year ended December 31, 2008, earnings were insufficient to cover fixed charges and preferred stock dividends (including interest on deposits) by $891,000.
(3) During the fiscal year ended December 31, 2009, earnings were insufficient to cover fixed charges and preferred stock dividends (excluding interest on deposits) by $77,909,000.
(4) During the fiscal year ended December 31, 2009, earnings were insufficient to cover fixed charges and preferred stock dividends (including interest on deposits) by $77,909,000.

DESCRIPTION OF COMMON STOCK

The following summary is not complete. You should refer to the applicable provisions of our articles of incorporation, as amended, a copy of which has been filed with the SEC and is incorporated by reference into the registration statement of which this prospectus is a part, as well as to the Mississippi Business Corporation Act, for a complete statement of the terms and rights of the common stock.

The amended Articles of Incorporation (the "Articles") of First M&F authorize the issuance of 50,000,000 shares of Common Stock, par value $5.00 per share.  On January 31, 2012, there were 9,154,936 shares of Common Stock outstanding.  The common stock is listed on the NASDAQ Global Select Market. Its symbol is “FMFC.”

Dividend Rights

The holders of Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors out of funds legally available therefor.  Substantially all of the funds available to the Company for payment of dividends on the Common Stock are derived from dividends paid by the Bank. The payment of dividends by the Company is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) the Company would not be able to pay its debts as they become due in the usual course of business; or (2) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

So long as any share of the Designated Preferred issued to the United States Department of the Treasury (“Treasury”) remains outstanding, the consent of Treasury will be required for First M&F to (i) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than $0.01 per share of common stock) or (ii) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the purchase agreement for the Designated Preferred, a copy of which has been filed with the SEC and is incorporated by reference into the registration statement of which this prospectus is a part.

Voting Rights

The holders of the Company's Common Stock are entitled to one vote for each share of Common Stock held.  Holders of Common Stock have cumulative voting rights in the election of directors.  Under the Mississippi Business Corporation Act, an affirmative vote of the majority of the shareholders present at a meeting is sufficient in order to take most shareholder actions. Certain extraordinary actions, such as mergers and share exchanges, require the affirmative vote of a majority of the shares entitled to vote.

Liquidation Rights

In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Common Stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

Preemptive Rights

The holders of Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of Common Stock that may be issued.

Fully Paid and Nonassessable

The shares of Common Stock presently outstanding are, and those shares of Common Stock to be issued in connection with the Offering will be when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

Cumulative Voting

The Company's Bylaws provide that in the election of directors, each shareholder entitled to vote has the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of candidates.

Indemnification of Directors, Officers and Employees

The Company's Articles and Bylaws provide for indemnification by the Company, to the fullest extent permitted by the Mississippi BCA, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The registered transfer agent and registrar for the Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

Changes in Control

Certain provisions of the Company's Articles and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company. The classification of the Board of Directors would delay any attempt by dissatisfied stockholders or anyone who obtains a controlling interest in the Common Stock to elect a new Board of Directors.  The classes serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for the Company's stockholders to effect a change in the majority of the Company's directors, because replacement of a majority of the directors will normally require two annual meetings of stockholders.  Accordingly, this provision also may have the effect of discouraging hostile attempts to gain control of the Company.

The Articles contain in Article Nine provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving the Company and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of the Company or a disposition of all or substantially all of the Company's assets. The Articles require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if an "Interested Stockholder" (as defined) is a party to the transaction or its percentage equity interest in the Company will be increased by the transaction. A majority of the "Continuing Directors" (as defined) of the Board of Directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Interested Stockholder. In addition, such 80% affirmative vote will not be required if certain price criteria and procedural requirements are satisfied.

An "Interested Stockholder" generally is defined under Article Nine as the "beneficial owner" of 10% or more of the outstanding shares of stock of the Company entitled to vote generally in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 and includes all shares to which the Interested Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Nine, an Interested Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an "Affiliate" or "Associate" (each as defined in paragraph (C)(7) of Article Nine) of the Interested Stockholder, as well as (1) shares of which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and (3) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his Affiliates or Associates acts as a partnership, syndicate or other group pursuant to an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

A "business combination" subject to Article Nine includes: a merger or consolidation involving the Company or any of its subsidiaries and an Interested Stockholder; a sale, lease or other disposition of a "substantial part" of the assets of the Company or any of its subsidiaries (that is, assets constituting in excess of 5% of the book value of the total consolidated assets of the Company) to an Interested Stockholder; an issuance of equity securities of the Company or any of its subsidiaries to an Interested Stockholder for consideration aggregating 5% of the shareholders' equity; a liquidation or dissolution of the Company (if, as of the record date for the determination of stockholders entitled to vote with respect thereto, any person is an Interested Stockholder); and a reclassification or recapitalization of securities (including any reverse stock split) of the Company or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an Interested Stockholder in any class of equity securities of the Company or such subsidiary.

A "Continuing Director" is defined as one serving as a director, or one elected or appointed prior to the time the Interested Stockholder in question acquires such status, or one designated as a Continuing Director (prior to his initial election or appointment) by a majority of the whole Board of Directors, but only if a majority of the whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

Under those circumstances in which Article Nine would apply, a minority of the Company's stockholders may prevent the consummation of a transaction favored by a majority of stockholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Nine is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in the Company's voting shares.  All directors and officers as a group may be deemed to beneficially own, as of January 31, 2012, approximately 15.94% of the outstanding Common Stock, excluding shares to which beneficial ownership is disclaimed.  Article Nine may deter unsolicited tender offers for the Company, even if such tender offers are favored by and beneficial to the holders of a majority of the Company's shares.   The Board of Directors has no knowledge of any proposed tender offer for the Company or other acquisition offer.

Article Nine may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares (which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Interested Stockholder).

Article Seven of the Articles provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by Bylaw adopted by a majority of the Board of Directors (but in no event less than nine).  This provision enables the Board of Directors to increase the size of the Board during the period between annual meetings of stockholders to accommodate the inclusion of persons it concludes would be valuable additions to the Board.  It also enables the Board to decrease the number of directorships in order to respond to circumstances under which the Board deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available.  It should be noted that, under the Mississippi BCA, the Board may only increase or decrease by 80% or less the number of directors last approved by the stockholders; the stockholders must approve any proposal by the Board to increase or decrease by more than 30% the number of directors last approved by the stockholders.

Article Seven of the Articles also provides that (1) vacancies occurring on the Board of Directors may be filled only by the shareholders at an Annual Meeting, (2) directors may be removed with or without cause only by the holders of 80% of the shares eligible to vote and no individual director may be removed if the number of votes cast against removal would be sufficient to elect the director if such shares were voted cumulatively, and (3) Article Seven may not be amended or repealed without the approval of the holders of 80% of the outstanding Common Stock.

These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of the Company which may (or may not) be in the best interests of the majority of the stockholders.

DESCRIPTION OF WARRANT

These paragraphs are a summary, and do not completely describe the terms and provisions of the Warrant.  For the complete provisions, we refer you to the Warrant, a copy of which has been filed with the SEC and which is incorporated by reference into the registration statement of which this prospectus is a part.

As of the date of this prospectus, there is one Warrant outstanding. The Warrant is exercisable, in whole or in part, for 513,113 shares of our common stock at a price of $8.77 per share, subject to adjustment as discussed below.

The Warrant will expire at 5:00 p.m. New York City time, on February 27, 2019.

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the Warrant and the related warrant certificate.  With respect to any offering of all or any portion of the Warrant, a specific warrant agreement will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference herein.

Exercise

The Warrant is exercisable by (A) the surrender of the Warrant and a duly completed and executed notice of exercise (a form of which is annexed thereto) at First M&F’s principal executive office and (B) payment of the exercise price for the Shares of common stock thereby purchased:  (i) by having First M&F withhold, from the shares of common stock that would otherwise be delivered to the warrantholder upon such exercise, shares of common stock issuable upon exercise of the Warrant equal in value to the aggregate exercise price as to which the Warrant is so exercised based on the market price of the common stock on the trading day on which the Warrant is exercised, or (ii) with the consent of both First M&F and the warrantholder, by tendering in cash, by certified or cashier’s check payable to the order of First M&F, or by wire transfer of immediately available funds to an account designated by First M&F.

Any exercise of the Warrant for shares of common stock is subject to the condition that the warrantholder will have first received any applicable approvals and authorizations required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Listing

The shares of common stock issuable upon exercise of the Warrant will be listed on the NASDAQ Global Select Market.

Fractional Shares

No fractional shares will be issued upon exercise of the Warrant. However, First M&F will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date, less the prorated exercise price for such fractional share.

Adjustments

The exercise price and number of shares of common stock issuable on exercise of the Warrant are subject to customary anti-dilution terms, as set forth in the Warrant, including provisions for adjustments in the event that First M&F shall:

•	declare and pay a dividend or make a distribution on its common stock in shares of common stock,

•	subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or

•	combine or reclassify the outstanding shares of common stock into a smaller number of shares.

The exercise price shall be reduced, in the manner set forth in the Warrant, in the event First M&F shall fix a record date for the making of a distribution to all holders of shares of its common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its common stock and certain other dividends or distributions).

The exercise price and number of shares of common stock issuable on exercise of the Warrant may also be adjusted in the event of a recapitalization, reorganization, merger or consolidation of First M&F, and in the event of a pro rata repurchase of First M&F’s common stock, in each case, in the manner set forth in the Warrant.

Governing Law

The Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

Transfer

The Warrant and all rights thereunder are transferable, in whole or in part, upon the books of First M&F by the registered holder of the Warrant in person or by duly authorized attorney, and a new warrant shall be made and delivered by First M&F, of the same tenor and date as the Warrant but registered in the name of one or more transferees, upon surrender of the Warrant, duly endorsed, to the principal executive office of First M&F.  First M&F will bear the expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants.

Exchange and Registry

The Warrant is exchangeable, upon the surrender hereof by the warrantholder to First M&F for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of shares of common stock.  First M&F shall maintain a registry showing the name and address of the warrantholder as the registered holder of the Warrant.  The Warrant may be surrendered for exchange or exercise in accordance with its terms, at our principal executive office.

Rights as Shareholder

The Warrant does not entitle the warrantholder to any voting rights or other rights as a First M&F shareholder prior to the date of exercise of the Warrant.

SELLING SECURITYHOLDER

We are registering for resale pursuant to this prospectus a Warrant exercisable for 513,113 shares of our common stock and 513,113 shares of our common stock issuable upon the exercise of the Warrant, in each case, held by the selling securityholder identified below.

The table below presents information regarding the beneficial ownership of our outstanding securities by the selling securityholder, which includes any shares of our common stock that the selling securityholder may acquire within 60 days by exercising the Warrant. The percentage of beneficial ownership is based on 9,739,249 shares of common stock outstanding, including restricted stock and shares issuable within 60 days by exercising vested options, on December 31, 2011.  Any or all of the securities covered by this prospectus may be offered or sold, from time to time, pursuant to this prospectus or a supplement to this prospectus, by the selling securityholder or by its transferee or transferees.  Information about the selling securityholder or securityholders may change over time, and updated information will be set forth in supplements to this prospectus if and when necessary.

The information in the column “Number of Shares Offered Hereby” assumes that the selling securityholder sells all of such securities. However, because the selling securityholder may offer from time to time all or some of its securities under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of securities that will be sold or otherwise disposed of by the selling securityholder or that will be held by the selling securityholder after completion of such sales.

Name of Securityholder				Shares Beneficially
				Owned After Sale
United States Department of the Treasury	Shares Beneficially		Number of	of Shares
	Owned		Shares Offered	Offered Hereby
Class of Security	Number	Percent	Hereby	Number	Percent

Warrant	1	100.00%	1	None	None
Common Stock	513,113	5.27%	513,113	None	None

PLAN OF DISTRIBUTION

The selling securityholder may sell from time to time all or a portion of the securities listed in the “Selling Securityholder” table above. The timing and amount of sales will likely depend on market conditions and other factors. The sale prices may be market prices prevailing at the time of sale, fixed prices or negotiated prices. The securities may, without limitation, be sold by the selling securityholder by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	sales to underwriters who will acquire securities for their own account and resell them;

•
block trades in which the broker-dealer engaged by the selling securityholder will attempt to sell the securities as agent for the selling securityholder but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	means other than established trading markets, including direct sales of the securities to purchasers or sales of the securities effected through agents;

•	privately negotiated transactions;

•	in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, rather than pursuant to this prospectus;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

In effecting sales, broker-dealers engaged by the selling securityholder may arrange for other broker-dealers to participate in such sales. Broker-dealers may receive commissions or discounts from the selling securityholder (or, if any such broker-dealer acts as agent for the purchase of such securities, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling securityholder to sell a specified number of securities at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling securityholder, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling securityholder.

The selling securityholder and any broker-dealers or agents that participate with the selling securityholder in sales of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We have agreed to indemnify the selling securityholder, to the extent permitted by law, against all losses, claims, damages, liabilities and expense caused by (1) any actual or alleged untrue statement of material fact contained in this prospectus or the registration statement, or (2) any omission or alleged omission of a material fact required to be stated in this prospectus or the registration statement or necessary to make the statements in this prospectus or the registration statement, in light of the circumstances under which they were made, not misleading, except, as to the selling stockholder, to the extent that the losses, claims, damages, liabilities or expense are caused by or contained in any information furnished in writing to us by the selling stockholder specifically for use in the preparation of the registration statement or by the selling stockholder’s offer or sale effected by means of a free writing prospectus that was not authorized in writing by us.  The selling securityholder will not indemnify any underwriters in connection with the distribution of the securities.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

We know of no existing arrangements by the selling securityholder relating to the distribution of our securities covered by this prospectus.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby by First M&F will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere, and Dengre, LLP, Jackson, Mississippi.  The validity of the Warrant covered by this prospectus will also be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere, and Denegre, LLP, Jackson, Mississippi.

EXPERTS

The consolidated financial statements of First M&F as of December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011, have been incorporated by reference herein in reliance upon the reports of BKD, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

FIRST M&F CORPORATION

Common Stock

Warrant to Purchase Common Stock

The date of this prospectus is April 3, 2012.

You should rely only on the information contained in or incorporated by reference in this prospectus, the related prospectus supplement or any free writing prospectus by or on behalf of us. We have not authorized anyone to provide you with different information. Neither we nor the selling securityholder is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus or incorporated document only, as the case may be. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will bear all expenses, estimated at $47,264.34, incurred in connection with the registration of the securities offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered securities under state securities laws.

SEC registration fees	$21,514.34
Costs of printing and engraving*	750.00
Legal fees and expenses*	20,000.00
Accountants fees and expenses*	5,000.00
TOTAL*	$47,264.34

*   Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles provide for indemnification to the fullest extent allowed by law. The Articles of the Company provide in Article Eleven certain provisions regarding the extent to which the Company will provide indemnification of and advancement of expenses to its Directors, officers, employees and agents as well as persons serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise (collectively referred to as "Eligible Persons").

The Company's Bylaws currently contain a provision requiring the Company to indemnify any Director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that such person is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

Unless limited by its Articles of Incorporation the Mississippi Business Corporation Act (“BCA”) mandates that First M&F indemnify any Director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding (the "Mandatory Provision"). The Mississippi BCA permits the Company to indemnify a Director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the Director's conduct was in good faith, (2) in the case of conduct in his official capacity, the Director reasonably believed his conduct was in the best interests of the Company , (3) in the case of conduct not in his official capacity, the Director reasonably believed his conduct was not opposed to the best interests of the Company, (4) in the case of any criminal proceeding, the Director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of the Company, the Director is not adjudged liable to the Company, and (6) in the case of third-party claims, the Director is not adjudged liable on the basis that he derived an improper personal benefit (the "Permissive Provision"). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding), by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the shareholders (a "Disinterested Party"), that the director has met the applicable standard of conduct. The Mississippi BCA also provides that unless the Company's Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to the Company in a proceeding by or in the right of the Company, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provide, however, that if the director was adjudged liable to the Company, his indemnification is limited to reasonable expenses. The Mississippi BCA permits the Company to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The Mississippi BCA also permits the Company to indemnify officers, employees and agents of the Company to the same extent permitted for directors. Finally, the Mississippi BCA allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

Article Eleven of the Company's Articles of Incorporation does not limit the applicability of the indemnification provisions contained in the Mississippi BCA and, as permitted by the Mississippi BCA, requires the Company to indemnify Eligible Persons beyond the scope of such provisions. The Company must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to the Company in a suit brought by or in the right of the Company or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Eleven also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterested Party would not preclude indemnification.

Article Eleven further provides that no amendment or repeal of its provisions may be applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Eleven may not be taken away or diminished by an amendment in the event of a change in control of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or other qualified persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is thereby unenforceable.

ITEM 16.  EXHIBITS

Exhibit No.                                           Description

3.1	Articles of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3 to the Company's Form S-1 (File No. 33-08751) September 15, 1986, incorporated herein by reference.

3.2	Amended and Restated Articles of Incorporation, filed as Exhibit 3.2 to the Company’s Form 10-K for the year ended December 31, 2011, incorporated herein by reference.

3.3	By-laws of the Registrant, as amended. Filed as Exhibit 3-b to the Company’s Form S-1 (File No. 33-08751) September 15, 1986, incorporated herein by reference.
3.4	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.4 to the Company’s Form 10-K for the year ended December 31, 2011, incorporated herein by reference.

4.1	Warrant to Purchase up to 513,113 Shares of Common Stock of the Registrant. Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrere, and Denegre, LLP

10.1	First M&F Corporation 2005 Equity Incentive Plan. Filed as Appendix A to the Company’s Proxy Statement, March 15, 2005, incorporated herein by reference.

10.2	Merchants and Farmers Bank Profit and Savings Plan, as amended. Filed as Exhibit 10(B) to the Company’s Form 10-Q on August 9, 2005, incorporated herein by reference.

10.3
Letter Agreement, including as Exhibit A thereto, Securities Purchase Agreement. Incorporated herein by reference to Exhibit A to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009.

10.4	Form of Preferred Stock Certificate. Incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009.

10.5	Side Letter Agreement. Incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009.

10.6	CDCI Letter Agreement dated September 29, 2010. Incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 5, 2010.

10.7
Form of Change in Control Agreement between the Company and John Copeland, effective May 3, 2004, filed as Exhibit 10.7 to the Company's Form 10-K for the year ended December 31, 2011, incorporated herein by reference.

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrere, and Dengre, LLP

24.1	Power of Attorney (included on the signature pages hereto)

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kosciusko, State of Mississippi, on April 11, 2012.

FIRST M&F CORPORATION

By:           /s/ Hugh S. Potts, Jr.
Hugh S. Potts, Jr.
Chief Executive Officer

/s/ John G. Copeland
John G. Copeland
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hugh S. Potts, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign any Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hugh S. Potts, Jr. Hugh S. Potts, Jr.	Director and CEO	April 3, 2012

/s/ Scott M. Wiggers Scott M. Wiggers	Director	April 3, 2012

/s/ Hollis C. Cheek Hollis C. Cheek	Director	April 3, 2012

/s/ Jon A. Crocker Jon A. Crocker	Director	April 3, 2012

James D. Frerer	Director

Julie B. Taylor	Director

John Clark Love, III	Director

Susan P. McCaffery	Director

/s/ Lawrence D. Terrell Lawrence D. Terrell	Director	April 3, 2012

/s/ Otho E. Pettit, Jr. Otho E. Pettit, Jr.	Director	April 3, 2012

/s/ Samuel B. Potts Samuel B. Potts	Director	April 3, 2012

Michael L. Nelson	Lead Director

Lawrence D. Terrell, Jr.	Director

/s/ Jeffrey B. Lacey Jeffrey B. Lacey	Director	April 3, 2012

James I. Tims	Director

Exhibit Index

Exhibit No.                                           Description

3.1	Articles of Incorporation of the Registrant. Incorporated herein by reference to Exhibit 3 to the Company's Form S-1 (File No. 33-08751) September 15, 1986, incorporated herein by reference.

3.2	Amended and Restated Articles of Incorporation, filed as Exhibit 3.2 to the Company’s Form 10-K for the year ended December 31, 2011, incorporated herein by reference.

3.3	By-laws of the Registrant, as amended. Filed as Exhibit 3-b to the Company’s Form S-1 (File No. 33-08751) September 15, 1986, incorporated herein by reference.
3.4	Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.4 to the Company’s Form 10-K for the year ended December 31, 2011, incorporated herein by reference.

4.1	Warrant to Purchase up to 513,113 Shares of Common Stock of the Registrant. Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrere, and Denegre, LLP

10.1	First M&F Corporation 2005 Equity Incentive Plan. Filed as Appendix A to the Company’s Proxy Statement, March 15, 2005, incorporated herein by reference.

10.2	Merchants and Farmers Bank Profit and Savings Plan, as amended. Filed as Exhibit 10(B) to the Company’s Form 10-Q on August 9, 2005, incorporated herein by reference.

10.3
Letter Agreement, including as Exhibit A thereto, Securities Purchase Agreement. Incorporated herein by reference to Exhibit A to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009.

10.4	Form of Preferred Stock Certificate. Incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009.

10.5	Side Letter Agreement. Incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on March 5, 2009.

10.6	CDCI Letter Agreement dated September 29, 2010. Incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 5, 2010.

10.7
Form of Change in Control Agreement between the Company and John Copeland, effective May 3, 2004, filed as Exhibit 10.7 to the Company's Form 10-K for the year ended December 31, 2011, incorporated herein by reference.

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrere, and Dengre, LLP

24.1	Power of Attorney (included on the signature pages hereto)